UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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BJ SERVICES COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 24, 2005

The Annual Meeting of the Stockholders of BJ Services Company (the “Company”) will be held on Thursday, March 24, 2005, at 11:00 a.m. local time, at the Houston Marriott Westchase, located at 2900 Briarpark Drive, Houston, Texas 77042, for the following purposes:

1.	To elect three Class III directors to serve a three-year term.

2.	To transact such other business as may properly come before the meeting and any adjournment.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

All stockholders of record at the close of business on February 7, 2005, are entitled to notice of, and to vote at, the meeting and any adjournment. Stockholders holding at least a majority of the outstanding shares of the Company are required to be present or represented by proxy at the meeting to constitute a quorum.

Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 10:00 a.m. and seating will begin at 10:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

J. W. Stewart
Chairman of the Board, President and Chief Executive Officer

Houston, Texas

January 28, 2005

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

PROXY STATEMENT

This proxy statement contains information related to the Annual Meeting of Stockholders (the “2005 Annual Meeting”) of BJ Services Company, a Delaware corporation (the “Company”), to be held at the Houston Marriott Westchase, located at 2900 Briarpark Drive, Houston, Texas 77042, on Thursday, March 24, 2005, at 11:00 a.m. local time. Stockholders of record at the close of business on February 7, 2005, are entitled to notice of, and to vote at, the meeting and at any adjournment.

When a properly executed proxy is received prior to the meeting, the shares represented will be voted at the meeting in accordance with the directions noted on the proxy. A proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy to the Secretary of the Company at the mailing address provided below or by attending the meeting in person and so notifying the inspector of elections.

Management does not intend to present any business for a vote at the meeting, other than the election of directors. Unless stockholders specify otherwise in their proxy, their shares will be voted “FOR” the election of the nominees listed in this proxy statement. If other matters requiring the vote of stockholders properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their judgment.

The complete mailing address of the Company’s executive offices is 5500 Northwest Central Drive, Houston, Texas 77092. The approximate date on which this proxy statement and the accompanying proxy card are being sent or given to the stockholders of the Company is February 10, 2005.

VOTING SECURITIES

On January 21, 2005, there were outstanding and entitled to vote 162,455,993 shares of the common stock of the Company (together with the associated preferred share purchase rights, the “Common Stock”), held of record by approximately 1,793 persons. Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date. Stockholders do not have cumulative voting rights.

The following table lists all persons who beneficially own more than 5% of the outstanding voting securities of the Company, to the knowledge of the Company’s management, as of January 21, 2005.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	22,133,353	(1)	13.63%

Common Stock	Prudential Financial, Inc. 751 Broad Street Newark, New Jersey 07102-3777	11,651,404	(2)	7.17%

(1)	Based on the Amendment No. 15 to Schedule 13G filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson on February 17, 2004, (i) FMR Corp. has sole voting power over 3,599,281 shares and sole dispositive power over 22,133,353 shares; (ii) Mr. Johnson has sole voting power over 25,000 shares and sole dispositive power over 22,133,353 shares, and (iii) Ms. Johnson has sole dispositive power over 22,133,353 shares. Of the 22,133,353 shares beneficially owned by the foregoing parties, according to the information filed, (i) 18,425,182 shares are beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., in its capacity as an investment adviser; (ii) 1,626,214 shares are beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., in its capacity as investment manager; (iii) 495,636 shares are beneficially owned by Strategic Advisers, Inc., a wholly owned subsidiary of FMR Corp., in its capacity as an investment adviser; (iv) 25,000 shares are beneficially owned by Mr. Johnson, and Mr. Johnson has sole voting and dispositive power over those shares; and (v) 1,561,321 shares are beneficially owned by Fidelity International Limited, in its capacity as an investment adviser and manager.

(2)	Based on the Schedule 13G filed by Prudential Financial, Inc. on February 10, 2004, (i) Prudential Financial, Inc. has sole voting and dispositive power over 1,068,186 shares, shared voting power over 9,929,543 shares and shared dispositive power over 10,583,218 shares; and (ii) Prudential Financial, Inc. is the direct or indirect parent of Jennison Associates LLC. Further, based on the Amendment No. 2 to Schedule 13G filed by Jennison Associates LLC on March 2, 2004, (i) Jennison Associates LLC has sole voting power over 10,773,044 shares and shared dispositive power over 11,351,044 shares; and (ii) Jennison Associates LLC does not file jointly with its affiliates with respect to shares of Common Stock, so shares beneficially owned by Jennison Associates LLC may be included in the shares reported to be beneficially owned by Prudential Financial, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

Board of Directors.    The Company’s Bylaws provide for the Board of Directors to serve in three classes having staggered terms of three years each. Three Class III directors will be elected at the 2005 Annual Meeting to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2008. Pursuant to Delaware law, in the event of a vacancy on the Board of Directors, a majority of the remaining directors will be empowered to elect a successor, and the person so elected will hold office for the remainder of the full term of the director whose death, retirement, resignation, removal, disqualification or other cause created the vacancy and thereafter until the election of a successor director.

Recommendation; Proxies.    The Board of Directors recommends a vote “FOR” each of the nominees named below. The persons named in the enclosed proxy card will vote all shares over which they have discretionary authority “FOR” the election of the nominees named below. Although the Board of Directors of the Company does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees.    The following table sets forth information for each nominee. Each nominee has consented to be named in this proxy statement and to serve as a director, if elected.

Name	Principal Occupation	Age	Director Since	Class
L. William Heiligbrodt	Currently, Mr. Heiligbrodt is a private investor and managing partner in a family business. From February 1999 to February 2003, he served as a consultant to Service Corporation International, a funeral services corporation (“SCI”). President and Chief Operating Officer of SCI until February 1999, he had served in various management positions with SCI since February 1990. Prior to joining SCI, Mr. Heiligbrodt served as President of Provident Services, Inc. from March 1988 to February 1990. Prior to that, he served for five years as Vice Chairman and Chief Executive Officer of WEDGE Group Incorporated.	63	1992	III

James L. Payne	In May 2004, Mr. Payne retired as Chairman, President and Chief Executive Officer of Nuevo Energy Company, which is engaged in the production of oil and gas. Mr. Payne had served in that capacity since October 2001. Mr. Payne served as Chairman and Chief Executive Officer of Santa Fe Energy from 1990 until May 1999, when Santa Fe merged with Snyder Oil Corporation, which also is engaged in the production of oil and gas. Following the merger, he was Chief Executive Officer and then Chief Executive Officer and Chairman of the merged company, Santa Fe Snyder Corporation. Santa Fe Snyder merged with Devon Energy Corporation, which also is engaged in the production of oil and gas, in August 2000, and Mr. Payne was Vice Chairman and a director of Devon through January 2001. Mr. Payne is also a director of Nabors Industries Ltd. and Global Industries, Ltd.	67	1999	III

Name	Principal Occupation	Age	Director Since	Class
J. W. Stewart	Mr. Stewart is the Chairman of the Board, President and Chief Executive Officer of the Company. He joined Hughes Tool Company in 1969 as Project Engineer and served as Vice President—Legal and Secretary of Hughes Tool Company and as Vice President—Operations for a predecessor of the Company prior to being named President of the Company in 1986.	60	1990	III

Other Directors.    The following table sets forth certain information for the Class I and Class II directors, whose terms will expire at the Annual Meetings of Stockholders in 2006 and 2007, respectively.

Name	Principal Occupation	Age	Director Since	Class
John R. Huff	Mr. Huff is the Chairman and Chief Executive Officer of Oceaneering International, Inc., an oilfield services corporation. He has been President, Chief Executive Officer and a director of Oceaneering since 1986 and Chairman of the Board since 1990. Mr. Huff is also a director of Suncor Energy Inc.	58	1992	I

Michael E. Patrick	Mr. Patrick has been the Vice President and Chief Investment Officer for The Meadows Foundation, Inc., a private foundation, since December 1, 1995. He served as Managing Director for M. E. Zukerman Energy Advisors from July 1994 to November 1995. He served as Executive Vice President, Chief Financial Officer and a director of Lomas Financial Corporation, parent, and President and Chief Operating Officer of two operating subsidiaries from 1992 to December 31, 1993. From 1984 to 1991, Mr. Patrick was Executive Vice Chancellor for Asset Management of the University of Texas System, where he was responsible for the investment of all endowment funds. Mr. Patrick is also a director of Cooper Cameron Corporation and the RGK Foundation.	61	1995	I

Don D. Jordan	In December 1999, Mr. Jordan retired as Chairman of the Board of Reliant Energy, Inc., a diversified international energy services company that has operations in all segments of the energy chain that bring natural gas and electricity to customers. Mr. Jordan was employed by various subsidiaries of Reliant Energy, Inc. from 1956 until his retirement. He currently serves as a director of AEGIS Insurance Services.	72	1990	II

William H. White	Mr. White has been the Mayor of the City of Houston, Texas since January 2, 2004. From 1997 to December 2003, Mr. White was the President and Chief Executive Officer of WEDGE Group Incorporated, a private equity company with holdings and operations in real estate, engineering and construction, and oil and gas services. From 1993 to 1995, Mr. White served as Deputy Secretary of Energy of the United States. Prior to that, Mr. White was a partner with the Houston-based law firm of Susman Godfrey.	50	2003	II

Beneficial Ownership of Directors and Executive Officers.    The following table sets forth the beneficial ownership of Common Stock as of January 21, 2005, by each current director (including each nominee), each executive officer named in the Summary Compensation Table and all current directors and executive officers as a group.

Name or Group	Amount and Nature of Beneficial Ownership(1)(2)
L. William Heiligbrodt	72,076
John R. Huff	17,076
Don D. Jordan	17,076
Michael E. Patrick	17,076
James L. Payne	45,076
J. W. Stewart	1,560,855
William H. White	7,243
Kenneth A. Williams	277,725
David D. Dunlap	521,480
T. M. Whichard III	233,999
Margaret B. Shannon	185,688
All current directors and executive officers as a group (16 persons)(3)	3,110,049

(1)	The persons named in the table have sole voting and investment power over all shares of Common Stock beneficially owned by them. As of January 21, 2005, no officer or director owned in excess of 1% of all outstanding Common Stock.

(2)	Includes the following shares subject to options granted pursuant to the Company’s incentive plans and exercisable within 60 days of January 21, 2005: Mr. Heiligbrodt—54,190 shares; Mr. Huff—14,190 shares; Mr. Jordan—14,190 shares; Mr. Patrick—14,190 shares; Mr. Payne—34,190 shares; Mr. Stewart—1,077,186 shares; Mr. White—4,857 shares; Mr. Williams—139,332 shares; Mr. Dunlap—434,437 shares; Mr. Whichard—158,223 shares; and Ms. Shannon—76,402 shares.

(3)	All current directors and executive officers as a group owned beneficially an aggregate of approximately 1.9% of the outstanding Common Stock.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Meetings.    During fiscal 2004, the Board of Directors held six meetings of the full Board and eleven meetings of committees. The Nominating and Governance Committee held three meetings, the Executive Compensation Committee held three meetings and the Audit Committee held five meetings during fiscal 2004. In addition, the Company’s independent auditors and management met with the Audit Committee Chairman prior to the issuance of earnings press releases, and the other members of the Audit Committee are invited to attend, and often do attend, these meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which he served. It is the policy of the Board of Directors that directors are encouraged to attend each meeting of stockholders, and all of the directors attended the last Annual Meeting of Stockholders.

Compensation.    During the first two months of fiscal 2004, the Company paid non-employee directors an annual retainer of $40,000 and an attendance fee of $1,500 for each Board or committee meeting attended. Effective December 1, 2003, the Company increased the annual retainer for non-employee directors to $50,000, established an annual retainer of $10,000 for committee chairmen and agreed to pay to members of the Audit Committee a fee of $1,500 for each quarterly pre-earnings release conference call in which they participate. On November 17, 2004, the Company increased the annual retainer for non-employee directors to $60,000 and raised the annual retainer for the Audit Committee Chairman to $25,000. Committee chairmen are also paid an additional attendance or participation fee equal to 50% of the meeting fee paid to other committee members. The Lead Director also receives an annual retainer of $10,000. Directors who are employees of the Company are not paid directors’ fees. The Company reimburses the directors’ out-of-pocket expenses. In addition, under the terms of the 1995 Incentive Plan, the 1997 Incentive Plan and the 2000 Incentive Plan, non-employee directors are eligible to receive awards of options to purchase shares of Common Stock. Under the terms of the 2003 Incentive Plan, non-employee directors are eligible to receive any awards except incentive stock options. Each non-employee director was granted 6,569 options for fiscal 2003 (with an exercise price of $32.00) and 8,000 options for fiscal 2004 (with an exercise price of $46.22). These awards were made under the 2000 Incentive Plan. Also, each non-employee director was granted 2,658 shares of phantom stock for fiscal 2003 and 4,000 shares of phantom stock for fiscal 2004. These awards were made under the 2003 Incentive Plan. Each share of phantom stock represents the right to receive one share of Common Stock. These options and shares of phantom stock vest in one-third installments on the first, second and third anniversaries of the grant date.

Under the Directors’ Benefit Plan, which was adopted in 2000, each non-employee director serving on the Board for more than three years will earn an annual benefit for each year of service on the Board equal to the annual retainer in effect for directors at the time of termination of his Board service. Payment of the benefit commences following the director’s termination of service and continues for the number of years equal to his years of service as a director of the Company. Directors who have served on the Board for more than ten years will receive an amount based on their years of service, paid over a ten-year period. In the event of the death of a participant, benefit payments will be made to the director’s beneficiaries over the remainder of the benefit period. The three-year minimum period is waived in the case of death. For purposes of the plan, each director completes a “year of service” on the anniversary of the date on which he was first elected to the Board. The non-employee directors were first elected on the following dates: Mr. Heiligbrodt—May 7, 1992; Mr. Huff—May 7, 1992; Mr. Jordan—August 20, 1990; Mr. Patrick—April 13, 1995; Mr. Payne—January 28, 1999; and Mr. White—January 22, 2003.

Non-Management Sessions; Communications.    For fiscal 2004, the non-management directors met in three regularly scheduled executive sessions without management present. Mr. Heiligbrodt was selected by the Board to serve as Lead Director for 2004 and presided at these sessions. Mr. Payne has been selected by the Board to serve as Lead Director for 2005. Interested parties may communicate directly with the Board, non-management directors or the Lead Director by sending a letter to the attention of the Board, non-management directors or the Lead Director, as applicable, c/o Vice President and General Counsel, BJ Services Company, 5500 Northwest Central Drive, Houston, Texas 77092.

Independence.    All members of the Audit Committee, Executive Compensation Committee and Nominating and Governing Committee of the Company’s Board are independent as that term is defined by rules of the New York Stock Exchange and, in the case of the Audit Committee, the Securities and Exchange Commission. The Board of Directors has affirmatively determined that none of the members of these committees has a “material relationship” with the Company. The Board of Directors has determined that each member of these committees meets the categorical standards that it has adopted to assist it in making such determinations. These standards are the standards of independence adopted by the New York Stock Exchange. The Board of Directors has determined that charitable contributions by the Company to any organization in which a director serves as an executive officer, if such contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues, will not be considered material for purposes of determining independence.

Audit Committee.    The responsibilities of the Audit Committee, composed of Messrs. Huff (Chairman), Jordan, Patrick and White, include:

•	engaging the independent auditors;

•	reviewing interim financial information;

•	reviewing the scope and results of the annual audit of the Company’s consolidated financial statements with the independent auditors, internal auditors and management;

•	reviewing the independence of the independent auditors;

•	reviewing actions by management on the independent and internal auditors’ recommendations; and

•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of the Company’s system of internal controls and internal audit procedures.

To promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors and management. The Board of Directors has designated Mr. Patrick as the Audit Committee Financial Expert. The Board of Directors has adopted a charter for the Audit Committee, a copy of which is available on the Company’s website (www.bjservices.com).

Executive Compensation Committee.    The responsibilities of the Executive Compensation Committee, composed of Messrs. Jordan (Chairman), Heiligbrodt, Huff, Patrick and Payne, include:

•	reviewing the Company’s executive salary and bonus and overall compensation structure;

•	reviewing the Company’s employee stock incentive plans, thrift plan and employee stock purchase plan as well as incentive alternatives;

•	reviewing the Company’s perquisite program;

•	conducting annual performance evaluations of senior executives;

•	adopting a succession plan for senior management; and

•	recommending directors’ fees.

The Board of Directors has adopted a charter for the Executive Compensation Committee, a copy of which is available on the Company’s website (www.bjservices.com).

Nominating and Governance Committee.    The responsibilities of the Nominating and Governance Committee, composed of Messrs. Heiligbrodt (Chairman), Payne and White include:

•	selecting candidates to fill vacancies on the Board of Directors;

•	reviewing the structure and composition of the Board;

•	reviewing the responsibilities, organization and membership of all Board committees;

•	reviewing director policies on retirement and indemnification issues;

•	considering corporate governance principles and guidelines; and

•	considering qualifications required for Board service and for nominations by the committee and by stockholders.

The Board of Directors has adopted a charter for the Nominating and Governance Committee, a copy of which is available on the Company’s website (www.bjservices.com).

The Nominating and Governance Committee has established the following minimum qualifications for non-employee director candidates that it recommends for nomination:

•	ability to provide insight, wisdom and experience;

•	willingness to demand high expectations of management;

•	availability for attendance at, and willingness to participate in, Board and committee meetings;

•	ability to contribute to the Board’s decision-making process; and

•	ability to identify, and willingness to avoid, conflicts of interest.

The Nominating and Governance Committee has established procedures for identifying and evaluating nominees. First, the Committee considers the Board’s needs. For instance, the Committee may determine that, due to vacancies or current developments, the election of a director with a particular specialty (e.g., in a specific industry) would benefit the Board. The Committee then solicits recommendations from the Chief Executive Officer and other Board members and considers recommendations, if any, made by stockholders. The Committee then evaluates these recommendations and identifies prospective nominees to interview. Results from the interview process are reported to the Committee, and the Committee then recommends nominees to the full Board, which, upon approval by the Board, recommends the nominees for election by the stockholders.

Stockholders may nominate director candidates in accordance with the Company’s Bylaws. To summarize, such nominations must be made in writing to the Company’s Secretary at the Company’s principal executive offices. The recommendation must set forth certain information about both the nominee and the nominating stockholder(s). The foregoing is a summary, and the specific requirements and procedures of the Bylaws control.

It is the policy of the Nominating and Governance Committee to consider nominating any director candidate nominated by one or more stockholders in accordance with the Company’s Bylaws, provided that the nomination includes the following additional information:

•	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold his, her or its shares through the date of the meeting of stockholders at which the candidate would stand for election;

•	a description of all relationships between the candidate and the stockholder and any agreements or understandings between the candidate and the stockholder regarding the nomination;

•	a description of all relationships between the candidate and any of the Company’s competitors, customers, suppliers or other persons with special interests regarding the Company;

•	a statement supporting the stockholder’s view that the candidate possesses the minimum qualifications prescribed by the Committee for nominees, and a brief description of the contributions that the candidate would be expected to make to the Board of Directors and to the governance of the Company; and

•	a statement by the stockholder whether, in the view of such stockholder, the candidate, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company.

If a nomination is made by two or more stockholders, the foregoing information must be submitted with respect to each stockholder. The Committee’s acceptance of a proposal for consideration does not imply that the

Committee has any obligation to interview or nominate the candidate. Candidates proposed by stockholders in accordance with the foregoing requirements are considered by the Committee in the same manner as all other candidates. In evaluating candidates for director, the Committee may, in its discretion, consider a candidate’s qualifications in relation to the overall structure and composition of the Board of Directors.

CODE OF ETHICS

The Company has adopted a supplemental code of ethics that applies to its directors and executive officers, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics is available on the Company’s website (www.bjservices.com).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors includes four directors who are independent, as defined by the standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. Under the charter approved by the Board, the Committee assists the Board in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements and is responsible for selecting and retaining the independent auditors. The Company’s management is responsible for preparing the financial statements of the Company and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s role under the charter is to provide oversight of management’s responsibility. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. The Committee met five times during the year ended September 30, 2004.

The independent auditors provided the Committee a written statement describing all the relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee also discussed with the auditors any relationships that may impact the independence of the auditors.

The Committee discussed and reviewed with the independent auditors all communications required to be discussed by standards of the Public Company Accounting Oversight Board, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Committee reviewed the Company’s audited financial statements as of and for the year ended September 30, 2004, and discussed them with management and the independent auditors. Based on such review and discussions, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2004, for filing with the Securities and Exchange Commission.

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates this information by reference.

John R. Huff, Chairman
Don D. Jordan
Michael E. Patrick
William H. White

January 26, 2005

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board of Directors consists of five directors who are not employees of the Company and who are independent, as defined by the standards of the New York Stock Exchange. The Committee annually reviews the Company’s compensation program and policies for executive officers and directors and determines the compensation of executive officers and directors.

Compensation of Executive Officers.    The Committee’s overall policy regarding compensation of the Company’s executive officers, including Mr. Stewart, is to provide competitive salary levels and compensation incentives that (1) attract and retain individuals of outstanding ability in these key positions, (2) recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality, and (3) support both the short-term and long-term goals of the Company. The Executive Compensation Committee believes this approach closely links the compensation of the Company’s executives to the accomplishment of Company goals that coincide with stockholder objectives.

In addition, the Executive Compensation Committee considers the anticipated tax treatment of the Company’s executive compensation program. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain conditions are met.

The executive compensation program has in the past included three elements that, taken together, constitute a flexible and balanced method of establishing total compensation for the Company’s executive officers. These elements are (1) base salary, (2) annual bonus plan awards, and (3) long-term incentive awards, which in the past have included stock option grants and performance unit awards.

Providing Competitive Levels of Compensation.    The Executive Compensation Committee generally attempts to provide the Company’s executives, including Mr. Stewart, with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to the performance achieved by the Company’s peers. The compensation is typically weighted toward long-term incentives with base compensation targeted in the range of the 50th percentile of the compensation comparator group considered by the Committee. The Committee determines a competitive level of compensation for each executive based on information drawn from a variety of sources, including proxy statements of other companies and surveys conducted by compensation consultants. An independent consultant periodically reviews and provides survey data to the Chief Executive Officer and the Executive Compensation Committee to compare the Company’s executive compensation with compensation levels at companies in an industry peer group.

While the targeted value of an executive’s compensation package may be competitive, its actual value may exceed or fall below competitive levels depending on performance, as discussed below.

Base Salaries.    The Committee periodically reviews and establishes executive base salaries. Generally, base salaries are determined according to the following factors: the individual’s experience level, scope and complexity of the position held and annual performance of the individual. Based on fiscal 2004 performance, all executives received salary increases for fiscal 2005, including Mr. Stewart. The Company provides perquisites to its senior executives, who choose from the following perquisites: club memberships, extended life insurance, financial counseling and charitable contributions. The perquisite plan has been approved by the Committee.

The Annual Bonus Plan.    The purpose of the annual bonus plan is to provide motivation toward, and reward the accomplishment of, corporate annual objectives and to provide a competitive compensation package that will attract, reward and retain individuals of the highest quality. As a pay-for-performance plan, cash bonus awards are paid based upon the achievement of corporate performance objectives established for the fiscal year.

Targeted bonus award levels for the Company’s executive officers are established by the Committee each year. The Company’s annual performance measures are established jointly by the Committee and management. For fiscal 2004, bonus targets for the Company’s Chief Executive Officer and its other executive officers were based on earnings per share objectives. These objectives are established at three levels: entry level, expected value (target level) and over-achievement level. The Committee does not disclose the specific earnings per share objectives because it believes such disclosure would be detrimental to the Company’s competitive position in the industry. The Company’s fiscal 2004 earnings per share achievement was 61 percentage points above the target (expected value) level. All of the executive officers, including Mr. Stewart, received a bonus at this level for fiscal 2004.

Long-Term Incentive Program.    The long-term incentive program was introduced in fiscal 1993 to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in the energy services industry. The program is designed to motivate management to assist the Company in achieving a high level of long-term performance and serves to link this portion of executive compensation to long-term stockholder value. The Executive Compensation Committee generally attempts to provide the Company’s executives, including Mr. Stewart, with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to its peers, and is typically weighted toward long-term incentives. Aggregate stock or option holdings of the executive have no bearing on the size of a performance award.

The incentive plans approved by the stockholders of the Company provide flexibility to the Committee in the types of long-term incentive awards that can be made. For fiscal 2004, the Committee made grants of performance units, which are payable in stock and have an attached tax gross-up, and stock options. Performance units and stock options were granted to Mr. Stewart and the other officers named in the summary compensation table on November 17, 2004. The performance units generally vest at the end of a three-year period, based on Company performance over such period measured against pre-established objectives. No performance units were scheduled to vest in fiscal 2004.

CEO Compensation.    A separate, formal process of evaluating Mr. Stewart was conducted, and the results of that process were considered in determining Mr. Stewart’s compensation. Specifically, the Committee’s considerations included whether Mr. Stewart achieved his goals for fiscal 2004, the Company’s stock performance, the Company’s return on assets, and whether the Company’s earnings improved. The Committee also compared the Company’s financial performance for fiscal 2004 to the Company’s one- and five-year plans. Further, the Committee considered various qualitative factors, including leadership skills and dedication to strategic planning. The Committee did not base its considerations on any single factor or specifically assign relative weights to factors.

Key Employee Share Option Plan and Deferred Compensation Plan.    In 1997, the Committee approved the BJ Services Company Key Employee Share Option Plan, called the “Keysop Plan,” which allows participants to elect to receive, in lieu of salary and bonus, options to purchase certain designated mutual funds. An executive will not be taxed on the value of the mutual funds until the Keysop option is exercised, and the Company does not deduct such amount for tax purposes as compensation until the option is exercised. In 2000, the Company also implemented a deferred compensation plan for officers and certain key employees that enables participants to defer taxation on their bonus and a portion of their salary.

Supplemental Executive Retirement Plan.    In 2000, the Committee approved the BJ Services Company Supplemental Executive Retirement Plan, which provides supplemental retirement benefits to the Company’s executive officers. The purpose of this plan is to insure that the Company’s overall compensation program for its executives is competitive.

Compensation of Directors.    The Committee is also responsible for determining the annual retainer, meeting fees, stock options and other benefits for members of the Board of Directors. The Committee’s objective with respect to director compensation is to provide compensation incentives that attract and retain individuals of outstanding ability.

During the first two months of fiscal 2004, the Company paid non-employee directors an annual retainer of $40,000 and an attendance fee of $1,500 for each Board or committee meeting attended. Effective December 1, 2003, the Company increased the annual retainer for non-employee directors to $50,000, established an annual retainer of $10,000 for committee chairmen and agreed to pay to members of the Audit Committee a fee of $1,500 for each quarterly pre-earnings release conference call in which they participate. On November 17, 2004, the Company increased the annual retainer for non-employee directors to $60,000 and raised the annual retainer for the Audit Committee Chairman to $25,000. Committee chairmen are also paid an additional attendance or participation fee equal to 50% of the meeting fee paid to other committee members. The Lead Director also receives an annual retainer of $10,000. Directors who are employees of the Company are not paid directors’ fees. The Company reimburses the directors’ out-of-pocket expenses. In addition, under the terms of the 1995 Incentive Plan, the 1997 Incentive Plan and the 2000 Incentive Plan, non-employee directors are eligible to receive awards of options to purchase shares of Common Stock. Under the terms of the 2003 Incentive Plan, non-employee directors are eligible to receive any awards except incentive stock options.

Under the Directors’ Benefit Plan, which was adopted in 2000, each non-employee director serving on the Board for more than three years will earn an annual benefit for each year of service on the Board equal to the annual retainer in effect for directors at the time of termination of his Board service. Payment of the benefit commences following the director’s termination of service and continues for the number of years equal to his years of service as a director of the Company. Directors who have served on the Board for more than ten years will receive an amount based on their years of service, paid over a ten-year period. In the event of the death of a participant, benefit payments will be made to the director’s beneficiaries over the remainder of the benefit period. The three-year minimum period is waived in the case of death.

American Jobs Creation Act (“AJCA”).    On October 22, 2004, a new law was enacted which made sweeping changes to the administration, design and taxation of all deferred compensation arrangements. AJCA is generally effective for deferrals made on or after January 1, 2005, but may also apply to amounts deferred before that date if such amounts are not vested as of December 31, 2004 or are made pursuant to a plan that either was not in existence or was materially modified after October 3, 2004. Failure to comply with the new law will result in adverse tax consequences to participants and possible reporting penalties to the Company. The Committee does not know with certainty at this time which plans and arrangements of the Company will be affected or how they might be affected. It is likely, however, that AJCA will apply to performance units and stock appreciation rights, the Keysop Plan and the Supplemental Executive Retirement Plan. Such plans will be reviewed to insure that the requirements of AJCA are timely met.

This report of the Executive Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Don D. Jordan, Chairman
L. William Heiligbrodt
John R. Huff
Michael E. Patrick
James L. Payne

November 17, 2004

EXECUTIVE COMPENSATION

Performance Graph—Total Stockholder Return.    The following is a line graph comparing cumulative, five-year total shareholder return with a general market index (the S&P 500) and a group of peers selected by the Company. The peer group is comprised of the following companies: Baker Hughes Incorporated, Halliburton Company, Schlumberger N.V., Smith International, Inc., and Weatherford International Ltd. The Company has added Weatherford to the peer group because the Company believes that Weatherford is in a similar line of business, its market capitalization is similar and its addition will help to provide a more meaningful comparison of stock performance.

The graph assumes investments of $100 on September 30, 1999, and the reinvestment of all dividends.

The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

September 30, 1999 to September 30, 2004

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*

AMONG BJ SERVICES COMPANY, THE S&P 500 INDEX,

A NEW PEER GROUP AND AN OLD PEER GROUP

*	$100 invested on 9/30/99 in stock or index, including reinvestment of dividends. Fiscal year ending September 30.

	Sep-99	Sep-00	Sep-01	Sep-02	Sep-03	Sep-04
BJ Services Company	100.00	192.14	111.84	163.46	214.82	330.02
S&P 500 Index	100.00	113.28	83.13	66.10	82.22	93.63
New Peer Group	100.00	131.67	74.57	66.88	85.30	122.63
Old Peer Group	100.00	131.53	74.30	64.09	83.70	121.02

Summary Compensation Table

The following information relates to compensation paid by the Company for fiscal 2002, 2003 and 2004 to the Company’s Chief Executive Officer and each of the other four most highly compensated executive officers in fiscal 2004:

				Long-Term Compensation
	Annual Compensation(1)			Awards(2)	Payouts
Name and Principal Position	Fiscal Year	Salary	Bonus(3)	Securities Underlying Options/ SARs(4)	LTIP Payouts(5)	All Other Compensation(6)
		($)	($)	(#)	($)	($)
J. W. Stewart	2004	855,836	1,127,520	—	—	81,062
Chairman of the Board, President and	2003	808,333	766,511	196,386	2,264,394	76,035
Chief Executive Officer	2002	766,683	289,465	—	3,696,336	71,018

Kenneth A. Williams	2004	385,841	360,836	—	—	26,688
Vice President and President—	2003	333,343	213,185	98,193	755,296	23,017
U.S. Operations	2002	295,843	74,700	—	1,016,476	20,554

David Dunlap	2004	361,670	338,002	—	—	24,211
Vice President and President—	2003	314,165	200,643	86,410	755,296	21,232
International Division	2002	281,660	70,965	—	988,775	19,033

T. M. Whichard III	2004	320,845	296,895	—	—	21,476
Vice President—Finance	2003	293,342	188,100	51,060	226,642	17,216
and Chief Financial Officer	2002	220,504	52,602	73,000	369,678	12,364

Margaret B. Shannon	2004	310,840	287,753	—	—	26,759
Vice President—General Counsel	2003	286,670	181,833	43,205	480,400	21,267
	2002	259,504	117,230	—	783,655	19,174

(1)	Perquisites and other personal benefits paid or distributed during fiscal 2002, 2003 and 2004 to the individuals listed in the table above did not exceed, for any individual, the lesser of $50,000 or 10 percent of such individual’s total salary and bonus. For fiscal 2004, perquisites and other personal benefits were paid or distributed to such individuals in the following amounts: Mr. Stewart—$25,633; Mr. Williams—$5,251; Mr. Dunlap—$8,106; Mr. Whichard—$39,651; and Ms. Shannon—$10,343. These amounts include premiums for life insurance paid by the Company on behalf of Messrs. Stewart, Dunlap and Whichard and Ms. Shannon. See note (6) below.

(2)	None of the individuals listed above holds any shares of restricted stock of the Company. As of September 30, 2004, the aggregate number of performance units held by such individuals and the dollar value of such units were: Mr. Stewart–70,423 units ($3,690,869); Mr. Williams—35,211 units ($1,835,937); Mr. Dunlap—30,986 units ($1,623,976); Mr. Whichard—18,310 units ($959,627); and Ms. Shannon—15,493 units ($811,988). The dollar values of the performance units are based on the closing price of the Common Stock ($52.41) on September 30, 2004.

(3)	Includes bonuses earned in the reported fiscal year and paid in the following fiscal year.

(4)	Includes options earned in the reported fiscal year and granted subsequent to the end of the reported fiscal year. The table above does not include options granted on November 17, 2004, or December 9, 2004, for performance in fiscal 2004, which are reported in “Option/SAR Grants in Last Fiscal Year” below. In addition, performance units with an attached tax gross-up were granted on November 17, 2004, and December 9, 2004, in the following aggregate amounts: Mr. Stewart—49,213 units; Mr. Williams—24,522 units; Mr. Dunlap—21,536 units; Mr. Whichard—12,575 units; and Ms. Shannon—10,793 units.

(5)	Reflects the fair market value (on the date of grant) of shares of Common Stock issued for performance awards granted for the applicable fiscal year under one or more of the Company’s incentive plans. Also includes cash awards to offset the federal income tax payable by the recipients of such shares.

(6)	With respect to fiscal 2004, the amount shown in this column represents the following amounts contributed by the Company on the individual’s behalf: Mr. Stewart—$12,500 (401(k) plan), $51,381 (deferred compensation plan) and $17,181 (premium for life insurance); Mr. Williams—$12,250 (401(k) plan) and $14,438 (deferred compensation plan); Mr. Dunlap—$9,188 (401(k) plan), $12,263 (deferred compensation plan) and $2,760 (premium for life insurance); Mr. Whichard—$10,469 (401(k) plan), $9,875 (deferred compensation plan) and $1,132 (premium for life insurance); and Ms. Shannon—$11,737 (401(k) plan), $9,875 (deferred compensation plan) and $5,147 (premium for life insurance).

With respect to fiscal 2003, the amount shown in this column represents the following amounts contributed by the Company on the individual’s behalf: Mr. Stewart—$12,000 (401(k) plan), $48,375 (deferred compensation plan) and $15,660 (premium for life insurance); Mr. Williams—$11,667 (401(k) plan) and $11,350 (deferred compensation plan); Mr. Dunlap—$8,500 (401(k) plan), $10,131 (deferred compensation plan) and $2,601 (premium for life insurance); Mr. Whichard—$9,000 (401(k) plan), $7,650 (deferred compensation plan) and $566 (premium for life insurance); and Ms. Shannon—$11,000 (401(k) plan), $8,775 (deferred compensation plan) and $1,492 (premium for life insurance).

With respect to fiscal 2002, the amount shown in this column represents the following amounts contributed by the Company on the individual’s behalf: Mr. Stewart—$11,413 (401(k) plan), $45,283 (deferred compensation plan) and $14,322 (premium for life insurance); Mr. Williams—$12,308 (401(k) plan) and $8,246 (deferred compensation plan); Mr. Dunlap—$7,563 (401(k) plan), $9,016 (deferred compensation plan) and $2,454 (premium for life insurance); Mr. Whichard—$8,525 (401(k) plan) and $3,839 (deferred compensation plan); and Ms. Shannon—$10,450 (401(k) plan), $7,314 (deferred compensation plan) and $1,410 (premium for life insurance).

The deferred compensation plan provides that the Company contribute the following amounts to the plan on behalf of each executive officer who participates: (a) for each calendar month, an amount equal to 50% of the participant’s deferrals of “Excess Compensation” (the participant’s salary over a specified Internal Revenue Code limit ($205,000 for 2004 and $210,000 for 2005)), but not in excess of 6% of the participant’s Excess Compensation for the calendar month; (b) for each calendar month, an amount equal to 50% of the participant’s deferrals of “Regular Compensation” (the participant’s base salary up to the Internal Revenue Code limit noted above), but not in excess of 6% of the participant’s Regular Compensation for the calendar month; and (c) for each calendar month, a percentage (up to 5%) of the participant’s monthly Excess Compensation. The Company may also make contributions to the plan on behalf of participants to make up for certain contributions that were forfeited under, or not permitted to be made to, the 401(k) plan due to Internal Revenue Code limitations applicable to such plan.

Option/SAR Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/SARs Granted(#)(1)	% of Total Options/ SARs Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
J. W. Stewart	161,290	17.9%	46.22	11/17/11	3,034,862	7,072,519
Kenneth A. Williams	64,516	7.2%	46.22	11/17/11	1,234,956	2,877,973
	15,743	1.8%	47.02	12/09/11	301,350	702,274
David Dunlap	48,387	5.4%	46.22	11/17/11	910,459	2,121,756
	22,040	2.5%	47.02	12/09/11	421,887	983,175
T. M. Whichard III	40,932	4.6%	47.02	12/09/11	783,515	1,825,922
Margaret B. Shannon	29,032	3.2%	46.22	11/17/11	546,271	1,273,045
	6,297	0.7%	47.02	12/09/11	120,536	280,901

(1)	All options reflected in the table were earned in fiscal 2004 and granted on November 17, 2004, or December 9, 2004. Options granted during fiscal 2004 (i.e., earned in fiscal 2003) were reported in last year’s proxy statement. No stock appreciation rights (“SARs”) were granted in tandem with the options reflected in this table. These options will become exercisable ratably over a three-year period, with one-third of each grant vesting on each of the first, second and third anniversaries of the date of grant.

(2)	Reflects the percentage of total options granted for performance in fiscal 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table sets forth certain information regarding options that persons named in the Summary Compensation Table above exercised during fiscal 2004 and options that those persons held at September 30, 2004. The values of unexercised in-the-money stock options at September 30, 2004, shown below are presented pursuant to Securities and Exchange Commission rules. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)(1)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
J. W. Stewart	551,664	19,838,958	775,313	471,719	23,645,107	12,561,542
Kenneth A. Williams	323,691	9,710,427	37,164	201,526	1,547,886	5,223,986
David Dunlap	100,157	3,893,741	302,300	189,743	9,738,878	4,978,782
T. M. Whichard III	79,224	1,925,824	89,203	127,393	2,384,729	2,861,189
Margaret B. Shannon	221,816	4,578,204	—	105,205	—	2,807,456

(1)	Does not include options granted after the end of the fiscal year and reflected in the table “Option/SAR Grants in Last Fiscal Year.”

Long-Term Incentive Plans—Awards in Last Fiscal Year

The following table sets forth certain information regarding performance units granted to the individuals named in the Summary Compensation Table for performance in fiscal 2003 and 2004. Performance units represent the right to receive shares of Common Stock, the number of which is determined by the performance of the Company’s stock as measured against pre-established objectives. The performance units generally vest at the end of a three-year period, based on the performance of the Common Stock against such pre-established objectives. Each performance unit includes a tax gross-up paid in cash.

	Fiscal Year	Number of Performance Units(#)	End of Performance Period	Estimated Future Payouts Under Non-Stock Price Based Plans
Name				Threshold(#)	Target(#)	Maximum(#)
J. W. Stewart	2004	49,213	9/30/07	16,404	49,213	61,516
	2003	70,423	9/30/06	23,474	70,423	88,029

Kenneth A. Williams	2004	24,522	9/30/07	8,174	24,522	30,653
	2003	35,211	9/30/06	11,737	35,211	44,014

David Dunlap	2004	21,536	9/30/07	7,179	21,536	26,920
	2003	30,986	9/30/06	10,329	30,986	38,733

T. M. Whichard III	2004	12,575	9/30/07	4,192	12,575	15,719
	2003	18,310	9/30/06	6,103	18,310	22,888

Margaret B. Shannon	2004	10,793	9/30/07	3,598	10,793	13,491
	2003	15,493	9/30/06	5,164	15,493	19,366

Supplemental Executive Retirement Plan

The Company implemented the Supplemental Executive Retirement Plan for its senior executives, including Mr. Stewart, effective October 1, 2000. The following table indicates the hypothetical annual benefit payable under the plan based on a hypothetical single life annuity computation starting at age 60, using a formula of 2% per year of service, but not more than 60%, of the participant’s “highest average compensation,” which is the average base salary and bonus paid for the three highest consecutive years out of the participant’s last ten years of employment. This benefit would be reduced by Social Security and other benefits listed below.

Pension Plan Table—Hypothetical Annuity

	Years of Service
Highest Average Compensation	5	10	15	20	25	30
$200,000	20,000	40,000	60,000	80,000	100,000	120,000
$400,000	40,000	80,000	120,000	160,000	200,000	240,000
$600,000	60,000	120,000	180,000	240,000	300,000	360,000
$800,000	80,000	160,000	240,000	320,000	400,000	480,000
$1,000,000	100,000	200,000	300,000	400,000	500,000	600,000
$1,200,000	120,000	240,000	360,000	480,000	600,000	720,000
$1,400,000	140,000	280,000	420,000	560,000	700,000	840,000
$1,600,000	160,000	320,000	480,000	640,000	800,000	960,000
$1,800,000	180,000	360,000	540,000	720,000	900,000	1,080,000

The credited years of service of the named executive officers, at September 30, 2004, are as follows: Mr. Stewart—35 years; Mr. Williams—31 years; Mr. Dunlap—14 years; Mr. Whichard—15 years; and Ms. Shannon—10 years.

The hypothetical annuity shown above would be reduced by (i) the Social Security benefit payable at age 62, (ii) certain contributions by the Company for the participant’s account under the Company’s 401(k) plan and

401(k) restoration plan, and (iii) any annual benefit the participant will receive under a defined benefit pension plan maintained by the predecessors of the Company. The average annual reduction in benefit currently projected by the Company for the five named officers is $67,317. In the case of early retirement, death, disability or change in control before the participant reaches age 60, the benefit is reduced. The compensation covered by the plan for the most recent three years does not differ by more than 10% from the annual compensation shown in the Summary Compensation Table.

The actual benefit payable is the actuarial equivalent of the hypothetical annuity, after applicable offsets, paid out over a period elected by the participant of from five to 30 years.

A participant’s benefit is fully vested upon the later of the participant’s 55th birthday or the date the participant completes five full years of service. Prior to age 55, no part of the benefit is vested, unless the participant dies, becomes disabled, or a change in control occurs. If one of these events occurs, the participant’s benefit will be fully vested. In the event of a change in control, the participant will be given three years’ credit for years of service and age in calculating the benefit.

A participant’s interest in the plan is generally distributed upon retirement in accordance with the participant’s distribution election. The Executive Compensation Committee may, however, direct that the benefits be paid as a lump sum. A lump sum payment will be paid in the event of death or a change in control, and may be paid by the Committee at the request of the participant in the case of disability. In the event of a change in control, the participant will receive a “gross-up” payment sufficient to satisfy any excise tax payments that may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and any additional taxes imposed with respect to such gross-up payments, in accordance with the provisions of the plan.

The Company has purchased life insurance to finance the benefits under this plan.

Equity Compensation Plan Information

The following table provides information about the Common Stock that may be issued upon the exercise of options and rights under all of the Company’s existing equity compensation plans as of September 30, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)
Equity Compensation Plans Approved by Stockholders (1)	5,119,349	*	$23.5162	11,273,620
Equity Compensation Plans Not Approved by Stockholders (2)	—		—	—
TOTAL	5,119,349		$23.5162	11,273,620

*	Includes performance units.
(1)	Issued under the Company’s 1990 Stock Incentive Plan, the 1995 Incentive Plan, the 1997 Incentive Plan, the 2000 Incentive Plan and the 2003 Incentive Plan. Under the 1999 Employee Stock Purchase Plan for the year ended September 30, 2004, 418,529 shares of Common Stock were issued at a price of $29.04 per share.
(2)	All of the Company’s equity plans have been submitted to and approved by the Company’s stockholders.

SEVERANCE AGREEMENTS

The Company has severance agreements with its executive officers, including each of the named executive officers shown in the Summary Compensation Table. The severance agreements were effective August 27, 1993, except for Ms. Shannon’s agreement, which was effective February 14, 1994 and Mr. Dunlap’s agreement, which was effective November 27, 1995. In 1999, the Board of Directors approved amendments to the form of executive severance agreements. The following describes the terms of the form of severance agreement, as so amended. The term of each agreement is automatically extended for an additional year at the end of each year, unless the Company has given one year’s prior notice of termination. The agreements are intended to provide for continuity of management in the event of a change in control of the Company. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control of the Company. If, following a change in control, the executive is terminated by the Company for any reason, other than for death, disability or for cause, or if such executive officer terminates his or her employment for good reason (as this term is defined in the agreements), then the executive officer is entitled to a severance payment that will be three times the sum of the executive officer’s base salary and bonus amount, as defined in the agreements, plus an amount equal to three times the value of the executive’s largest stock option and/or performance unit grant in the prior three years. Option awards that are intended as two-year awards will be annualized for purposes of this calculation. The severance payment is generally made in the form of a lump sum. For a period of up to three years, the Company would also provide life, disability, accident and health insurance coverage substantially similar to the benefits provided before termination. Further, the Company would provide outplacement services, and the Company would provide retiree medical coverage if the executive were within five years of eligibility at the time of termination following a change in control.

If a change in control occurs, the severance agreements are effective for a period of two years from the date of such change in control. Under the severance agreements, a change in control would generally include any of the following events: (i) any “person” as defined in the Securities Exchange Act of 1934, as amended, acquires 25 percent or more of the Company’s voting securities; (ii) a majority of the Company’s directors are replaced during a two-year period; (iii) stockholders approve a merger, resulting in (a) 60% or less of the common stock and voting securities of the surviving corporation being owned by the same persons that owned the Common Stock of the Company immediately prior to such merger, (b) a person owning 25% or more of the surviving corporation’s common stock or voting securities, or (c) replacement of a majority of the members of the Board of Directors; or (iv) the Company’s stockholders approve a liquidation or sale of the Company’s assets. In the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Code, the Company would pay an additional payment (a “gross-up” payment) sufficient to satisfy such excise tax obligations and any additional taxes imposed with respect to such gross-up payment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of reports on Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 2004, reports on Form 5 and amendments thereto furnished to the Company with respect to fiscal 2004, and written representations from officers and directors that no Form 5 was required to be filed, the Company believes that all filing requirements applicable to its officers, directors and beneficial owners of more than 10% of the Common Stock under Section 16(a) of the Securities Exchange Act of 1934, as amended, were complied with during fiscal 2004.

SOLICITATION

The Company is soliciting proxies for the 2005 Annual Meeting and will bear the cost of solicitation. In addition to solicitation by mail, certain of the directors, officers or regular employees of the Company may, without extra compensation, solicit the return of proxies by telephone or electronic media. Arrangements will be made with brokerage houses, custodians and other fiduciaries to send proxy material to their principals, and the Company will reimburse these parties for any out-of-pocket expenses. Georgeson & Company Inc. will assist the Company in the proxy solicitation and will receive a fee of $8,000, plus reimbursement of certain charges and expenses.

VOTING PROCEDURES

A majority of the outstanding shares of Common Stock present or represented by proxy at the 2005 Annual Meeting constitutes a quorum for the transaction of business. ADP Investor Communication Services will tabulate all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. The Company will appoint an inspector of elections at the meeting. The affirmative vote of holders of a plurality of the Common Stock present or represented by proxy at the meeting and entitled to vote is required for the election of each nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. On any other matters presented for a vote of stockholders, the affirmative vote of holders of a majority of the Common Stock present or represented by proxy at the meeting and entitled to vote is required. Therefore, on any such matters, abstentions have the effect of a negative vote, and broker non-votes will not be taken into account.

INDEPENDENT AUDITORS

Deloitte & Touche LLP, independent public accountants, audited the Company’s consolidated financial statements for fiscal 2004, and has advised the Company that it will have a representative available at the 2005 Annual Meeting to respond to appropriate questions. Such representative will be permitted to make a statement if he or she so desires. The Company has not yet selected independent public accountants to audit its consolidated financial statements for fiscal 2005. Historically, the Company has selected independent public accountants for that purpose in May of the fiscal year during which the audit will take place. Thus, the Audit Committee of the Board of Directors intends to engage the accountants for such purpose in May 2005.

Deloitte & Touche LLP has billed the Company and its subsidiaries fees as set forth in the table below for (i) the audits of the Company’s 2003 and 2004 annual financial statements and reviews of quarterly financial statements and other documents filed with the Securities and Exchange Commission, (ii) assurance and other services reasonably related to the audit or review of the Company’s financial statements for fiscal 2003 and 2004, (iii) services related to tax compliance, tax advice and tax planning for fiscal 2003 and 2004, and (iv) all other products and services it provided during fiscal 2003 and 2004.

	Audit Fees	Audit-Related Fees (1)	Tax Fees (2)	All Other Fees (3)
Fiscal 2004	$1,325,462	$268,789	$20,916	$0

Fiscal 2003	$1,147,895	$113,100	$37,800	$10,000

(1)	The services comprising “Audit-Related Fees” included audits of the Company’s employee benefit plans and internal controls consultation.
(2)	The services comprising “Tax Fees” included tax compliance, planning and advice.
(3)	The services comprising “All Other Fees” included consultation and accounting services in several international locations.

The Audit Committee of the Board of Directors has adopted policies regarding the pre-approval of auditor services. Specifically, the Audit Committee pre-approves at its May meeting all services provided by the independent public accountants. All additional services must be pre-approved on a case-by-case basis. The Audit Committee reviews the actual and budgeted fees for the independent public accountants at its May and November meetings. All of the services provided by Deloitte & Touche LLP during fiscal 2003 and 2004 were approved by the Audit Committee.

It is not the Company’s policy, and the Company is not required by law, to submit the Audit Committee’s choice of independent auditor to the stockholders for ratification. The Board believes that there is no reason for the Company to adopt such a policy at this time, considering the experience and qualifications of the Audit Committee.

PROPOSALS OF STOCKHOLDERS

Stockholders of record who intend to submit a proposal at the annual meeting of stockholders in 2006 must provide written notice to the Company in accordance with the Company’s Bylaws. Under the Company’s Bylaws, as a result of the delay in the 2005 Annual Meeting, such notice must be received at the Company’s principal executive offices, addressed to the Secretary of the Company, no later than December 26, 2005. The Company currently intends to hold its annual meeting of stockholders for 2006 in January, in keeping with its historical practice, and accordingly will consider amending its Bylaws to provide for an earlier deadline for stockholder proposals for the 2006 annual meeting. If the Bylaws are amended, the amendment of the Bylaws and the earlier notice date for shareholder proposals will be promptly announced in the Company’s filings with the Securities and Exchange Commission.

Stockholders who intend to submit a proposal at the annual meeting of stockholders in 2006 and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed in the Company’s Bylaws and Rule l4a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Secretary of the Company at the Company’s principal executive offices no later than October 13, 2005.

ADDITIONAL INFORMATION

The Annual Report to Stockholders of the Company for the year ended September 30, 2004, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. Additional copies of the Annual Report are available, without charge, upon request.

The Corporate Governance Guidelines and Corporate Compliance and Business Ethics Manual of the Company are available on the Company’s website (www.bjservices.com), and copies of these documents, in addition to copies of the charters of the Audit Committee, the Nominating and Governance Committee and the Executive Compensation Committee, are available to stockholders, without charge, upon request.

BJ Services Company will furnish a copy of its Annual Report on Form 10-K for the year ended September 30, 2004, without exhibits, free of charge to each person who forwards a written request to Robert C. Coons, Director, Corporate Communications, BJ Services Company, 5500 Northwest Central Drive, Houston, Texas 77092-2036.

[BJ SERVICES COMPANY LOGO] BJ SERVICES COMPANY 5500 NORTHWEST CENTRAL DRIVE HOUSTON, TX 77092	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BJ Services Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

(Please sign, date and return this proxy in the enclosed

postage prepaid envelope.)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BJSVC1 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BJ SERVICES COMPANY

Vote On Directors

1	To elect THREE Class III Directors to serve a three-year term. Nominees for election as Class III Directors:	For All	Withhold All	For All Except	To withhold authority to vote for one or more nominees, mark “For All Except” and write the number(s) of such nominee(s) on the line below.
	01) L. WILLIAM HEILIGBRODT 02) JAMES L. PAYNE 03) J.W. STEWART	☐	☐	☐

2		In the discretion of the proxies, such other business as may properly come before the meeting and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for Director and, in the discretion of the proxies, with respect to such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR the election of the nominees for Director.

For address changes, please check this box and write them on the back where indicated.		☐

NOTE: Please sign, date and return your instructions promptly in the enclosed envelope. Sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

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BJ SERVICES COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MARCH 24, 2005

The Annual Meeting of the Stockholders of BJ Services Company (the “Company”) will be held on Thursday, March 24, 2005, at 11:00 a.m. local time, at the HOUSTON MARRIOTT WESTCHASE located at 2900 BRIARPARK DRIVE, HOUSTON, TEXAS.

The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints J.W. Stewart, T.M. Whichard III and Margaret B. Shannon, or any of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the Annual Meeting scheduled to be held on March 24, 2005, or at any adjournment or postponement thereof on all matters coming before said meeting, all shares of Common Stock of BJ Services Company which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

(Continued and to be dated and signed on the reverse side.)

ADDRESS CHANGE:

(If you noted any address changes above, please check the corresponding box on the reverse side.)